Exhibit (a)(16)


                        VAN ECK WORLDWIDE INSURANCE TRUST

                                AMENDMENT NO. 15

                            TO MASTER TRUST AGREEMENT



         Amendment No. 15 to the Master Trust Agreement dated January 7, 1987, as amended (the "Agreement") of Van Eck Worldwide Insurance Trust (the "Trust"), made at New York, New York, this 30th day of April, 2004.

                                   WITNESSETH:

         WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

         WHEREAS, a majority of Trustees have duly authorized this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

         NOW, THEREFORE, the undersigned, Patricia Maxey, a duly elected and acting Secretary of the Trust, pursuant to the authorization described above, hereby declares that the initial paragraph of Article IV, Section 4.2 of the Agreement is amended to read in its entirety as follows:

         "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five Sub-Trusts: Worldwide Bond Fund (Initial Class and R Class), Worldwide Emerging Markets Fund (Initial Class and R Class), Worldwide Hard Assets Fund (Initial Class and R Class), Worldwide Real Estate Fund (Initial Class and R Class) and Worldwide Absolute Return Fund (Initial Class and R Class). The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the rights and preferences set forth in this Declaration of Trust."

                            [SIGNATURE PAGE FOLLOWS]

WITNESS my hand and seal this 30th day of April, 2004.




/s/ Patricia A. Maxey
----------------------------
Patricia A. Maxey, Secretary




STATE OF NEW YORK   )
                    )
COUNTY OF NEW YORK  )

         Then personally appeared the above-named Patricia A. Maxey and acknowledged this instrument to be her free act and deed this 30th day of April, 2004.




/s/ Kathleen Lang
-----------------
Kathleen Lang
Notary Public, State of New York
No. 01LA5053454
Qualified in Queens County
Commission Expires December 18, 2005